Exhibit 99.1

Champions Oncology Announces $14 Million Capital Raise

Hackensack, NJ –March 12, 2015 – Champions Oncology, Inc. (OTC: CSBR), a company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced the completion of a $14 million capital raise at a price of $0.40 per unit (each unit comprised of one share of common stock and a warrant to purchase 0.55 shares of common stock) through a private placement. The financing was led by new investor New Enterprise Associates, one of the world’s largest venture capital firms with a significant focus in healthcare. The financing also included participation from existing institutional investors, including Battery Ventures, Perceptive Advisors and Sabby Capital. One of the Company’s directors, Daniel Mendelson, also participated in the financing. The financing also reflects the conversion of the convertible promissory notes, dated December 1, 2014, of $1 million each, by Joel Ackerman, CEO, and Ronnie Morris, President. The financing was approved by a special committee of the Board of Directors.

The private placement was comprised of the issuance of units comprised of approximately 35.3 million shares of common stock and warrants to purchase an additional 19.4 million shares of common stock at a price of $0.40 per unit, which is equal to the closing price of the Company’s common stock on March 11, 2015. Gross proceeds to the Company will be $14.0 million.

“I am excited to see the company capitalized for success,” said Dr. Sidransky, Chairman of the Board of Directors of Champions Oncology. “The additional capital will allow us to continue to grow our TumorBank, invest in our technology platform, and develop new cutting edge products that leverage our unique combination of personalized drug treatment with the drug development process.”

Mr. Ackerman said, “The growth capital we have secured in this financing gives us the runway we need to scale the business. As I mentioned last quarter, we are seeing good progress in the leading indicators of our business. Bookings in the third quarter were strong and we ended the quarter with record backlog. These increases give us much better visibility on our revenue going forward.

The Company will report revenue for the third fiscal quarter (ended January 31, 2015) of approximately $1.8 million and projects revenue for the fourth quarter (ending April 30, 2015) of at least $2.7 million. This increase in revenue is the result of the completion of the studies that contributed to the growth of bookings and backlog in our core TOS business over the last few quarters. As a result of this revenue growth, we also expect a significant reduction in our quarterly burn rate going forward. With this financing, a return to revenue growth and a declining burn rate, we believe that we now have sufficient capital to build the business to be cashflow positive.”

MTS Securities, LLC, an affiliate of MTS Health Partners, L.P., acted as sole placement agent in the transaction.